Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, entered into as of this 21st day of March, 2007, by and between:
VINCENT J. CALABRESE
(the “Officer”),
and
FIRST NATIONAL BANK OF PENNSYLVANIA
(the “Company”),
WITNESSETH THAT:
WHEREAS, Company desires to obtain the services of Officer; and
WHEREAS, Officer desires to become employed by Company; and
WHEREAS, Company desires to set forth the terms of the employment of the Officer; and
WHEREAS, the Officer is willing to commit himself to serving the Company on the terms and conditions provided in this Agreement.
NOW, THEREFORE, in consideration of the promises and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:
SECTION 1 Recitals.
The foregoing recitals are incorporated by reference as if fully set forth herein.
SECTION 2 Term of Agreement.
(a)	Initial Term. The term of employment of the Officer under this Agreement shall be, initially, a two (2) year term commencing on the date Officer commences employment (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Termination Date”). Said term shall be subject to automatic extension by operation of the provisions of Section 2(b) hereof.
(b)	Renewal Extension Term. On the first anniversary of the Commencement Date and on each succeeding anniversary date thereafter (“Renewal Commencement Date”),

the term of employment of the Officer under this Agreement shall be automatically extended for one (1) additional year, thereby extending the contract to the second anniversary of the Renewal Commencement Date, unless either party shall have elected to fix the expiration date of the Officer’s term of employment.

(c)	Termination of Automatic Renewal.
(1)	Each of the parties shall have the right to terminate the automatic renewal by written notice 60 days prior to the Renewal Commencement Date and thereby fix the expiration of the term of the Agreement under this Section;
(2)	If either party provides a notice of termination of automatic renewal to the other, the term of the Agreement of the Officer under this Section shall continue until the later of:
(c)	the Termination Date of the Initial Term as described in Section 2(a) herein; or

(d)	the anniversary as determined by the Renewal Commencement Date as described in Section 2(b) herein.
(3)	Said term shall not continue after December 31, 2027 whether or not such notice shall have been given in the year 2027 as aforesaid.
(d)	Examples of Operation of this Section. The following are offered merely by way of illustration, and strictly for purposes of providing examples of the operation of Section 2(a) (Initial Term) and (b) (Renewal Extension Term) of this Agreement:

Example of Initial Term: In the event the Commencement Date is March 15, 2007, the Initial Term is March 15, 2007, to March 14, 2009;

Example of Renewal Extension Term: The Renewal Extension Term of this Agreement will automatically renew for an additional one (1) year term on March 15, 2008, and on each March 15th thereafter for an additional one (1) year term; therefore, on March 15, 2008, the Renewal Extension Term runs from March 15, 2008 to March 15, 2010; and

Example of Non-Renewal: In the event written notice of non-renewal is provided to the employee prior to January 15, 2006 (or any January 15th thereafter), the term of this Agreement will end on March 14, 2009 (or any March 14th thereafter).

SECTION 3 Compensation.
In consideration for services rendered to the Company under this Agreement, the Company shall pay and provide to the Officer the following compensation and benefits:
(a)	Salary. The Company shall pay Officer an annual minimum base salary of $200,000 to be paid in accordance with the Company’s normal payroll practice to be adjusted from time to time to reflect such merit increases as the Company may determine are appropriate.

(b)	Participation in Performance and Incentive Compensation and Bonus Plans. At the discretion of the Compensation Committee of F.N.B. Corporation, the Officer shall be entitled to participate in incentive compensation and such other bonus plans comparable to those given to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates only during the term of Officer=s employment with the Company.

(c)	Fringe Benefits. The Officer shall be entitled to vacations, retirement benefits and other fringe benefits, including but not limited to group life, disability and health insurance coverages comparable with those furnished to similarly positioned officers of the Company and consistent with the prevailing compensation policies and practices of the Company (now and in the future) as they may change from time to time, with respect to similarly-positioned officers of the Company or its present or future subsidiaries or affiliates.
SECTION 4 Resignation.
If the Officer voluntarily resigns as an officer or employee of the Company or its significant present or future subsidiaries or affiliates, the Officer shall no longer be considered an employee for any purpose and the Officer shall not be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s resignation. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
SECTION 5 Death.
If the Officer dies during Officer’s employment with Company, the Officer’s heirs and estate are not entitled to any Separation Pay under the terms of this Agreement.

SECTION 6 Disability.
(a)	The term of employment of the Officer under this Agreement may be terminated at the election of the Company upon a determination by the Board of Directors of the Company, in its sole discretion, that the Officer will be unable by reason of physical or mental incapacity to perform the reasonably-expected duties assigned to him pursuant to this Agreement for a period longer than six consecutive months or more than nine months in any consecutive twelve-month period;

(b)	The Board of Directors shall give due consideration to such factors as it deems appropriate to the best interests of the Company, including, but not limited to, the opinion of the Officer’s personal physician or physicians and the opinion of any physician or physicians selected by the Board of Directors for these purposes;

(c)	The Officer shall submit to examination by any physician(s) so selected by the Board of Directors, and shall otherwise cooperate with the Board of Directors in making its determination contemplated hereunder (such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Company);

(d)	In the event of such termination, the Company shall thereupon be relieved of its obligations to pay compensation and benefits under Section 3 hereof (except for accrued and unpaid items) but shall be obligated to pay or provide to the Officer all rights and benefits available under the Company’s officer disability policy.
SECTION 7 Termination for Proper Cause.
(a)	The occurrence of any of the following events or circumstances shall constitute “Proper Cause” for termination, at the election of the Board of Directors of the Company, of the employment of the Officer under this Agreement:
(1)	the perpetration of defalcations by the Officer involving the Company or any of its present or future subsidiaries or affiliates, or willful, reckless or grossly negligent conduct of the Officer entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries and affiliates;

(2)	the repeated and deliberate failure by the Officer, after advance written notice, to comply with reasonable policies or directives of the Board of Directors, President, any executive officer or the Officer’s immediate supervisor; or

(3)	the Officer shall breach this Agreement in any other material respect.
(b)	If Company terminates the Officer for Proper Cause, the Officer shall not be an employee nor shall the Officer be entitled to any separation pay, compensation, or benefits after the effective date of the Officer’s termination. Notwithstanding the foregoing, nothing contained herein shall affect the Officer’s vested rights, if any.
SECTION 8 Termination Without Cause.
(a)	Separation Pay. Company may terminate this Agreement at any time whether or not such termination constitutes “Proper Cause” as defined in Section 7 hereof. In the event Company terminates this Agreement without Proper Cause as defined in Section 7 hereof:
(1)	The Officer shall not be considered an employee after the effective date of the termination.

(2)	Company shall pay to Officer an amount equal to two (2) times Officer’s annual salary at the time of termination (“Separation Pay”).

(3)	Company shall pay the Officer the Separation Pay over a period of twenty-four (24) months in equal installments less all withholdings required by law and authorized deductions, at intervals consistent with Company payroll practices.

(4)	Officer will not be entitled to receive any benefits or bonuses described in Section 3(b) and (c) hereof.

(5)	Officer will be entitled to receive such Separation Pay only if the Officer executes and does not revoke a Release of all claims and liabilities in form prescribed by Company.

(6)	Following termination without cause, Officer is entitled to elect insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to eighteen (18) months following officers termination, and Company shall be obligated to pay on behalf of Officer the monthly premium cost for Officer’s health/medical coverage under COBRA, less the same contribution as required by employee’s group life and health insurance coverages pursuant to the prevailing policies and practices of the Company (now and in the future) with respect to similarly positioned officers of the Company or its present or future subsidiaries or affiliates.

(7)	Nothing herein shall restrict the Officer’s vested rights, if any, pursuant to Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or any similar plans. Notwithstanding the Officer receiving any payments under the terms of this Section, on the date of the Officer’s termination, all vesting, for purposes of the Company’s 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, 2001 Incentive Plan, or other such plans, shall cease.
(b)	Suspension of Separation Pay. Without limitation of the Company’s rights and remedies under this Agreement or as otherwise provided by law or in equity, it is understood and agreed between the parties that the right of the Officer to receive and retain any payments otherwise due under this Agreement shall be suspended and canceled if and for so long as Officer shall be in violation of this Agreement. If and when the Officer shall have cured such violation within twenty (20) days of receipt of written notice from Company and shall have tendered to the Company any and all economic benefits directly or indirectly received or receivable by the Officer arising therefrom, the Officer’s right to receive payments under this Agreement shall be automatically reinstated but only for the remainder of the period during which such payments are due him or her.

(c)	Termination of Separation Pay. Notwithstanding the foregoing or any other provision of this Agreement, the Officer shall not be entitled to any further separation payments and the separation pay period shall end upon the occurrence of any of the following:
(1)	Officer files a claim, suit or submits any matter to arbitration in violation of the Release executed in connection with Section 8(a)(5) hereof.

(2)	Officer violates any term or condition of this Agreement, including, but not limited to, the Non-Competition, Non-Solicitation and Confidentiality provisions of this Agreement.

(3)	Officer’s misappropriates any trade secrets.

(4)	Company learns that the Officer committed a material breach of the Agreement during the terms of this Agreement.
(d)	Reduction of Separation Pay. Officer’s separation pay and COBRA reimbursement shall be reduced by an amount equal to the amount Officer is receiving from any other employment, including self-employment after the initial twelve (12) months of Separation Pay, which will not be adjusted.
SECTION 9 Change of Control.
A Change of Control (“Change of Control”) shall be defined as any merger or consolidation of F.N.B. Corporation with another corporation, and as a result of such merger or consolidation, the shareholders of F.N.B. Corporation as of the day preceding such transaction will own less than fifty-one percent (51%) of the outstanding voting securities of the surviving corporation, or in the event that there is (in a single transaction or series of related transactions) a sale or exchange of eighty percent (80%) or more of the Common Stock of F.N.B. Corporation for securities of another entity in which shareholders of F.N.B. Corporation will own less than fifty-one percent (51%) of such entity’s outstanding voting securities, or in the event of the sale by F.N.B. Corporation of a substantial portion of its assets (including the capital stock F.N.B. Corporation owns in its subsidiaries) to an unrelated third party.
SECTION 10 Termination after Change of Control.
If Company terminates Employee without Proper Cause within twelve months of an event constituting a Change of Control, and if the Officer shall duly have complied with and observed the covenants of this Agreement, the Officer will be discharged from the covenants of Section 11 at any time during the Restricted Period by filing with the Company a duly executed statement satisfactory to Company, releasing the Company and, if applicable, its insurance carriers, from any and all obligations under the terms of this Agreement. Notwithstanding said Release, Officer shall remain subject to all other covenants and restrictions of this Agreement, including, but not limited to Sections 12 and 13.
SECTION 11 Non-Competition.
(a)	For purposes of this Agreement, reference to the term “Competitive Enterprise” shall mean any bank holding company, finance company or insured depository institution (including an institution in the organization stage or in the process of applying for or receiving appropriate regulatory approval), including, without limitation, any federal or state chartered bank, savings bank, savings and loan association, credit union or other financial services provider or non-banking affiliate thereof offering similar services or products as those offered by the Company to its customers.

(b)	During the term of this Agreement and during the two (2) year period immediately following termination of Officer’s employment (which may include, without limitation, Officer’s resignation or any event specified in Sections 7 and 8 hereof) (hereinafter referred to as “Restricted Period”), the Officer shall not:
(1)	accept a position as director, employee, consultant, advisor or agent of any Competitive Enterprise which is located in any county in the Company’s region to which Officer is assigned at the time of Officer’s termination of employment and any contiguous county and any county in the Company’s region to which Officer was assigned 24 months prior to Officer’s termination of employment.

(2)	acquire an ownership interest (individually or in concert with others) in a Competitive Enterprise whereby said ownership interest enables Officer to, directly or indirectly, in any manner, control, direct, influence, affect or impact the operations, services or business activities of the Competitive Enterprise in any county, or county contiguous thereto, in which Company or its subsidiaries operate an office at the time of Officer’s termination of employment;

SECTION 12 Non-Solicitation.
During the Restricted Period the Officer shall not:
(a)	in any way, directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by the Company or its present or future subsidiaries or affiliates, solicit, divert, or entice:
(1)	any customer or existing business of Company, with whom the Officer solicited, became aware of, or transacted business during Officer’s employment with Company;

(2)	any potential customer or business identified by Company, with whom the Officer solicited, became aware of, or transacted business during Officer’s employment with Company;
(b)	accept or provide assistance in the accepting of (including, but not limited to providing any service, information, assistance or other facilitation or other involvement) business, patronage or orders from customers or any potential customers of Company with whom the Officer has had contact, involvement or responsibility during the term of this Agreement.

(c)	employ or assist in employing any present employee of the Company or any of its affiliates (whether or not such employment is full time or is pursuant to a written contract), for the purpose of having such employee perform services for any Competitive Enterprise or other organization in competition with the business of the Company or any of its present or future subsidiaries or affiliates;

(d)	in any way, directly or indirectly, make any oral or written statement, comments, or other communications designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualifications of the Company or any of its directors or employees or customers.

SECTION 13 Confidentiality.
(a)	For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of the Company or any of its present or future subsidiaries or affiliates that has not previously been publicly released by authorized representatives of the Company or any authorized representatives of any of its present or future subsidiaries or affiliates, and shall include (but shall not be limited to) Company information encompassed in all marketing and business plans, financial information, costs, pricing information, customer and client lists and relationships between Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers, and others who have business dealings with Company, and all methods, concepts, or ideas in or reasonably related to the business of the Company or any of its present or future subsidiaries or affiliates and not in the public domain.

(b)	The Officer agrees to regard and preserve as confidential all Proprietary Information that has been or may be developed or obtained by the Officer in the course of Officer’s employment with the Company and its subsidiaries and affiliates, whether Officer has such information in Officer’s memory, writing, electronic media or other physical form, including information maintained by Officer on any computer, electronic device, or other personal property owned by Officer. The Officer shall not, without written authorization from the Company, use for Officer’s benefit or purposes, nor disclose to others at any time, either during the term of Officer’s employment or thereafter, except as required by the conditions of Officer’s employment hereunder, any Proprietary Information connected with the business or development of the Company or its subsidiaries or affiliates. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.
SECTION 14 Removal of Documents or Objects.
The Officer agrees not to remove from the premises of the Company or any of its present or future subsidiaries or affiliates, except as an employee of the Company in pursuit of the business of the Company or any of its present or future subsidiaries or affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any Proprietary Information. The Officer recognizes that all such documents, tangible and intangible property and objects, whether developed by him or her by someone else, are the exclusive property of the Company.
SECTION 15 Remedies.
In addition to any other rights and remedies Company may have if Officer violates this Agreement, the Company and Officer agree as follows:
(a)	It is understood and agreed by and between the parties hereto that the services to be rendered by the Officer hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages, and additionally that a breach by the Officer of the covenants set out in Sections 11, 12, 13 and 14 of this Agreement will cause the Company great and irreparable injury and damage. The Officer hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Sections 11, 12, 13 and 14 of this Agreement by the Officer. This provision shall not, however, be construed as a waiver of any of the remedies which the Company may have for damages or otherwise.

(b)	In the event Officer shall be in violation of any of the aforementioned restrictive covenants, the time limitation thereof with respect to them shall be extended for a period of time equal to the period of time during which breach or breaches should occur; and in the event the Company should be required to seek relief from such breach in any court, board of arbitration or other tribunal, the covenants shall be extended for a period of time equal to the pendency of such proceedings, including appeals.
SECTION 16 Subsidiaries and Affiliates.
It is understood and agreed by the parties hereto that, at the election and direction of the Company’s Board of Directors and without modification of the terms and provisions hereof, the Officer may be required to serve as an officer of any one or more present or future subsidiaries or affiliates of the Company and, when and as so determined by the Board and any such subsidiary or affiliate, the rights, duties and obligations of the Officer and Company expressed and implied in this Agreement shall inure to the benefit of and bind any such subsidiary or affiliate with the same force and effect as would be obtained if the subsidiary or affiliate were a party hereto jointly and severally with the Company.
SECTION 17 Successors, Assigns, Etc.
(a)	This Agreement shall be binding upon, and shall inure to the benefit of, the Officer and the Company and their respective permitted successors, assigns, heirs, legal representatives and beneficiaries.

(b)	Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Officer or Officer’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

(c)	Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption the term “Company” as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.
SECTION 18 Notices.
(a)	All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given on the date delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, on the date deposited in the mail.

(b)	All notices shall be provided to the following address or to such other place as either party shall have specified by notice in writing to the other:
(1)	To the Company, at the address designated as its headquarters, Attention: CEO. With a copy to F.N.B. Corporation, One F.N.B. Boulevard, 1st Floor, Hermitage, Pennsylvania 16148, Attention: Corporate Counsel.

(2)	To the Officer, at his/her address provided to Company from time to time for salary and other similar purposes.
SECTION 19 Governmental Regulation.
Nothing contained in this Agreement shall be interpreted, construed or applied to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law ordinance, order or regulation, the latter shall prevail; but in such event any such provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements.
SECTION 20 Arbitration.
Any dispute or controversy as to the validity, interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for resolution and settlement through arbitration in Pennsylvania in accordance with the rules then prevailing of the American Arbitration Association. Any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment may be entered thereon in any court having jurisdiction. The foregoing provisions of this paragraph shall not be deemed to limit the rights and remedies reserved to the Company under and pursuant to Section 15 hereof which rights and remedies may be pursued through arbitration.
SECTION 21 Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.
SECTION 22 Divisibility.
Should a court or arbitrator declare any provision hereof to be invalid, such declaration shall not affect the validity of the Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

SECTION 23 Headings.
The headings to the Sections and paragraphs hereof are placed herein for convenience of reference only and in case of any conflict the text of this Agreement, rather than the headings, shall control.
SECTION 24 Entire Agreement; Amendment.
This Agreement sets forth the entire understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by both parties hereto or their duly-authorized representatives.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

WITNESS:

/s/ James G. Orie	/s/ Vincent J. Calabrese

VINCENT J. CALABRESE

ATTEST:	FIRST NATIONAL BANK OF PENNSYLVANIA

/s/ James G. Orie	By:	/s/ Brian F. Lilly

Secretary		Brian F. Lilly Chief Administrative Officer